Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statements (Forms S-8 No. 333-172738, No. 333-187205, No. 333-203865 and No. 333-211465) pertaining to The Davey 401KSOP and ESOP of our report dated June 24, 2022, with respect to the financial statements and schedules of The Davey 401KSOP and ESOP included in this Annual Report (Form 11-K) for the year ended December 31, 2021.

/s/ Mayer Hoffman McCann P.C.

Akron, Ohio
June 29, 2023